WINTHROP REALTY TRUST ANNOUNCES RESULTS FOR
FOURTH QUARTER 2015

FOR IMMEDIATE RELEASE

Boston, Massachusetts – February 29, 2016 – Winthrop Realty Trust (NYSE:FUR) (the “Company” or “Winthrop”), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial and operating results for the fourth quarter ended December 31, 2015.

Financial Results

Liquidation Basis of Accounting

As a result of the shareholder approval of the plan of liquidation on August 5, 2014, effective August 1, 2014, the Company began reporting its financial results on the liquidation basis of accounting.  The liquidation basis of accounting requires, among other things, that management estimate sales proceeds on an undiscounted basis as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses of the Company.  The estimated net assets in liquidation at December 31, 2015 would result in future liquidating distributions of approximately $14.18 per common share.  This estimate of future liquidating distributions includes projections of costs and expenses to be incurred during the period required to complete the plan of liquidation.  There is inherent uncertainty with these projections and, accordingly, these projections could change materially based on a number of factors both within and outside of Winthrop’s control including market conditions, the timing of sales, the performance of underlying assets and any changes in the underlying assumptions of projected cash flows.

After giving effect to the $1.00 per common share liquidating distribution which was paid on December 3, 2015 this current estimate represents an increase in liquidating distributions of $0.01 per common share above the Company’s estimate at September 30, 2015.  The increase is primarily the result of an increase in the liquidation value of the Company’s 701 Seventh Avenue, Times Square equity investment to $202.1 million due to an increase in projected retail rents and an increase in the liquidation value of the Company’s Lake Brandt, Greensboro, North Carolina residential property.  These increases were partially offset by: (i) a decrease in estimated cash flow received from the Company’s Sullivan Center investment due to a substantially shorter than expected hold period; (ii) a reduction in estimated receipts from the Company’s CDH CDO venture due to a decrease in the underlying collateral value of one of its loan assets; (iii) a decrease in the liquidation value of the Company’s luxury residential property in Houston, Texas due to a downturn in the Houston real estate market related to the energy industry; and (iv) a decrease in the liquidation value of the Company’s 450 West 14th Street, New York property due to a change in exit strategy resulting in lower expected proceeds on disposition.

2015 Fourth Quarter Activity and Subsequent Events

Assets Sold

•
Edens Center and Norridge Commons – On October 9, 2015 the Company received $3.1 million in full satisfaction of its loan receivable, accrued and unpaid interest, and its participation interest.  In addition, in connection with the loan satisfaction, the Company sold its general partner interests in Edens Center and Norridge Commons for an aggregate price of $493,000 pursuant to the terms of an existing option agreement bringing total consideration received on disposition to $3.6 million.  The aggregate liquidation value of these interests was $3.6 million at September 30, 2015 and $3.5 million at June 30, 2015.

Assets Under Contract for Sale

•
Highgrove, Stamford, Connecticut – On January 21, 2016 the contract (the “First Purchase Agreement”) which was previously entered into to sell the apartment building located in Stamford, Connecticut was terminated due to the prospective purchaser’s inability to timely close.  In accordance with the terms of the purchase agreement, the venture in which the Company holds an 83.7% interest retained the $5.0 million deposit.

On February 18, 2016 the venture entered into a purchase agreement (the “Second Purchase Agreement”) to sell this asset for gross proceeds of $87.5 million.  The purchaser has provided a $10.0 million non-refundable deposit.  The closing is expected to occur, if at all, in the second quarter of 2016.  In connection with entering into the Second Purchase Agreement, the venture entered into a settlement agreement with the purchaser under the First Purchase Agreement providing for the return of $1.0 million of the previously retained deposit and an agreement to return up to an additional $1.5 million of the previously retained deposit upon the closing or termination of the Second Purchase Agreement.  As a result, assuming the consummation of the transaction contemplated by the Second Purchase Agreement, the venture will receive gross sales proceeds, inclusive of forfeited deposits, totaling $90.0 million.

•
Sullivan Center, Chicago, Illinois – On January 8, 2016 the Company entered into a contract with its Sullivan Center venture partner to sell its interest in WRT One South State Lender LP which holds the mezzanine loan on the property and its interest in WRT-Elad One South State Equity LP for an aggregate purchase price of approximately $91.6 million subject to upward adjustment for additional advances on the mezzanine loan by the Company prior to closing plus accrued and unpaid interest.  An additional $2.8 million advanced on the mezzanine loan on January 15, 2016 will be added to the purchase price at closing.  The buyer’s $3.0 million deposit under the purchase contract is non-refundable.   The buyer has the right to extend the closing date to May 16, 2016 with two additional $1.0 million non-refundable deposits.  If consummated, the sale is expected to close by May 16, 2016.

•
Lake Brandt, Greensboro, North Carolina – On January 20, 2016 the Company entered into a contract with an independent third party to sell its residential property known as Lake Brandt Apartments for gross proceeds of $20.0 million.  The buyer’s $0.5 million deposit under the contract is non-refundable.  If consummated, the sale is expected to close in the second quarter of 2016.  The liquidation value was $20.0 million at December 31, 2015 and $18.6 million at September 30, 2015.

Properties Currently Being Marketed for Sale

•	One East Erie, Chicago, IL – a 126,000 square foot multi-tenanted office property and parking garage.

•	550 Corporetum, Lisle, IL – a 169,000 square foot multi-tenanted office property.

•	Churchill, PA – a 52,000 square foot mixed use facility leased to Westinghouse Electric Company LLC.

For a complete list of the Company’s assets and current projected disposition timetable, refer to our quarterly supplemental report at www.winthropreit.com in the Investor Relations section.

Distribution

On December 3, 2015 paid a liquidating distribution of $1.00 per common share of beneficial interest to common shareholders of record on November 25, 2015.

Conference Call Information

The Company will host a conference call to discuss its fourth quarter 2015 activities today, Monday, February 29, 2016 at 12:00 PM Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.  An online replay will be available for one year.  A replay of the call will be available through March 29, 2016 by dialing (877) 660-6853; conference ID 13628533.

About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  On August 5, 2014 Winthrop’s shareholders adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements in this release state the Company’s and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.  It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENTS OF NET ASSETS
(Liquidation Basis)
(unaudited, in thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Investments in real estate	$353,862	$557,325
Equity investments	327,738	389,921
Cash and cash equivalents	21,128	127,583
Restricted cash held in escrows	6,603	5,831
Loans receivable	5,280	24,005
Secured financing receivable	28,928	29,210
Accounts receivable	2,090	1,468
Loan securities	-	918
TOTAL ASSETS	745,629	1,136,261

LIABILITIES
Mortgage loans payable	172,095	296,954
Senior notes payable	-	71,265
Liability for non-controlling interests	17,796	46,564
Liability for estimated costs in excess of estimated receipts during liquidation	29,297	31,253
Dividends payable	1,822	82,353
Accounts payable, accrued liabilities and other liabilities	6,382	10,794
Related party fees payable	1,841	2,374
TOTAL LIABILITIES	229,233	541,557

COMMITMENTS AND CONTINGENCIES
Net assets in liquidation	$516,396	$594,704

Further details regarding the Company’s results of operations, properties, joint ventures and tenants are available in the Company’s Form 10-K for the year ended December 31, 2015 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

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Contact Information:

AT THE COMPANY

John Garilli
Chief Financial Officer
(617) 570-4614